Exhibit 10.5

FIRST AMENDMENT TO

EMPLOYEE AND DIRECTOR

INCENTIVE RESTRICTED SHARE PLAN OF

HEALTHCARE TRUST, INC.

WHEREAS, Healthcare Trust, Inc. (formerly known as American Realty Capital Healthcare Trust II, Inc., the “Company”) maintains the Employee and Director Incentive Restricted Share Plan (the “Plan”);

WHEREAS, pursuant to Section 9 of the Plan, the Board of Directors of the Company (the “Board”) may at any time amend the Plan; and

WHEREAS, the Board desires to amend the Plan as set forth herein.

NOW, THEREFORE, pursuant to Section 9 of the Plan, effective as of August 8, 2017:

1.	The definition of “Advisory Agreement” in Section 1.2 is hereby deleted and replaced in its entirety with:

“‘Advisory Agreement’ shall mean that agreement dated February 17, 2017, by and among the Company, the Advisor and Healthcare Trust Operating Partnership, L.P., as may be amended from time to time.”

2.	The definition of “Fair Market Value” in Section 1.2 is hereby deleted and replaced in its entirety with:

“‘Fair Market Value’ means with respect to Shares:

(i)	If the Shares are listed on any established stock exchange or a national market system, their Fair Market Value shall be the closing sales price for the Shares, or the mean between the high bid and low asked prices if no sales were reported, as quoted on such system or exchange (or, if the Shares are listed on more than one exchange, then on the largest such exchange) for the date the value is to be determined (or if there are no sales or bids for such date, then for the last preceding business day on which there were sales or bids), as reported in The Wall Street Journal.

(ii)	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, or if there is no secondary trading market for the Shares, their Fair Market Value shall be the Company’s estimated net asset value per Share, calculated pursuant to the valuation guidelines adopted by the Board and published by the Company.”

3.	Section 6.1 is hereby deleted and replaced in its entirety with the following:

“Automatic Grant. Without further action of the Board or the Committee, Non-Employee Directors shall receive an Award of a number of Restricted Shares equal to the quotient of (A) $30,000 divided by (B) the Fair Market Value of a Share as of the Grant Date of such Award, and such Award shall be made on each of (i) the date of such Non-Employee Director’s initial election to the Board and (ii) the date of each annual stockholders’ meeting of the Company thereafter and, in each case, notwithstanding Section 5.1(c), each such date will be the Grant Date of such Award.”

IN WITNESS WHEREOF, the Board has approved the amendment to the Plan as set forth herein and authorized the undersigned officer of the Company to execute this amendment and the undersigned has caused this amendment to be executed this 8th day of August, 2017.

HEALTHCARE TRUST, INC.

By:	/s/ W. Todd Jensen
Name: W. Todd Jensen Title: Chief Executive Officer and President